EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 24, 2004, except as to Note 4, which is as of March 30, 2005, relating to the financial statements, which appears in IPIX Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004.  We also consent to the incorporation by reference of our report dated March 24, 2004, relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP
San Jose, California
July 22, 2005